Exhibit 99.1

Contact:	Nick Alexopulos	FOR IMMEDIATE RELEASE
Corporate Communications
Nicholas.Alexopulos@exeloncorp.com

Exelon Announces Leadership Changes as Company
Shapes the Future of Energy Delivery and Grid
Transformation

Exelon CEO Chris Crane announces expanded role for Calvin G. Butler Jr. as president and chief operating officer. Jeanne Jones named executive vice president and chief financial officer.

CHICAGO (Oct. 17, 2022) – Exelon announced today that it has promoted Calvin G. Butler Jr. to president and chief operating officer and Jeanne Jones to executive vice president and chief financial officer. Chris Crane, previously president and CEO, continues as Exelon’s chief executive officer, leading the company’s 18,000 employees who serve more than 10 million customers in five states and the District of Columbia at six energy delivery companies – Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco.

“This is a pivotal time for the energy industry as we invest in the grid to ensure its reliability, resilience and security, while expanding access for renewable energy, enabling decarbonization goals and continuing transportation sector electrification,” said Exelon CEO Chris Crane. “Throughout Exelon’s evolution as a company, we have matched our goals with highly skilled leadership teams to achieve outstanding results, and I am proud that we have such a talented team on board.”

This is an expanded role for Butler, who previously had served as senior executive vice president and chief operating officer. Butler joined Exelon in 2008, holding a number of senior leadership positions at Exelon, ComEd and BGE. In addition to leading operations serving Exelon’s electric and natural gas customers, Butler will now oversee several corporate functions, including Information Technology, Supply, Facilities, Security, Communications and Corporate Relations.

“Calvin has been instrumental in Exelon’s growth and transformation in his 14 years on our senior leadership team and is a guiding force in our work to ensure that customers, equity and support for the communities we serve remain at the center of our strategy,” said Crane. “Calvin leads a team intently focused on the growth of the company to enable a cleaner and brighter future for our customers and communities.”

“It is an honor to work with Exelon’s more than 18,000 employees building on a track record of success by our company in delivering safe, reliable, affordable and equitable energy services to our customers in some of the largest and most diverse metropolitan regions in the United States,” said Butler. “We greatly value our role as a partner with the communities and customers we serve to lead the transformation of the grid to meet our shared climate and economic development goals.”

Jeanne Jones, previously senior vice president of Corporate Finance, succeeds Joseph Nigro as chief financial officer of Exelon. Jones joined Exelon in 2007. She has a depth of experience in financial planning, cost management, capital budgeting, project management, investor relations, and treasury operations across Exelon’s pre- and post-separation businesses. Previously, Jones served as CFO of ComEd, which delivers electricity to more than 4 million residential and business customers across northern Illinois. She also served as vice president of Finance for Exelon Nuclear and CFO of Exelon’s Joint Venture Nuclear Group.

“Jeanne brings a wealth of utility financial experience to the role of CFO and has been key in shaping the new Exelon as we separated the energy delivery and power generation businesses. We look forward to her continued vision and leadership as we redefine how energy companies advance sustainability and enhance performance,” said Crane.

As CFO, Nigro oversaw financial activities for Exelon since 2018, and most recently through the successfully completed separation from the company’s competitive power generation business. Nigro was CEO of the Constellation retail and wholesale energy trading business from 2013 to 2018 and has spent 26 years at Exelon at a time when the energy industry restructured power markets to enable the competitive sales of electricity, natural gas and other energy-related products and services to customers nationwide. He will serve as senior advisor to the CEO through March 31, 2023.

“We thank Joe for his 26 years of service to the company and for his work to successfully spin off Exelon’s former generation and competitive energy business earlier this year. Joe was instrumental in growing Constellation’s competitive energy business during his tenure as CEO,” said Crane.

Exelon is the nation’s largest energy transmission and distribution company. More information about Exelon is available at exeloncorp.com.

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About Exelon

Exelon (Nasdaq: EXC) is a Fortune 200 company and the nation’s largest energy delivery company, serving more than 10 million customers through six fully regulated transmission and distribution utilities — Atlantic City Electric (ACE), Baltimore Gas and Electric (BGE), Commonwealth Edison (ComEd), Delmarva Power & Light (DPL), PECO Energy Company (PECO), and Potomac Electric Power Company (Pepco). More than 18,000 Exelon employees dedicate their time and expertise to powering a cleaner and brighter future for our customers and communities through reliable, affordable and efficient energy delivery, workforce development, equity, economic development and volunteerism. Follow Exelon on Twitter @Exelon.